EXHIBIT 99.1

FOR IMMEDIATE RELEASE
WEDNESDAY, DECEMBER 13, 2006

CONTACTS:

Bill Hodges	Fran Barsky
Chief Financial Officer	Director, Investor Relations
919-913-1030	919-913-1044

POZEN EXPECTS TO SUBMIT REVISED RESPONSE TO TREXIMA™
(Sumatriptan /Naproxen Sodium) APPROVABLE LETTER BY YEAR END

Chapel Hill, N.C., December 13, 2006. POZEN Inc. (NASDAQ: POZN) announced today that the U.S. Food and Drug Administration (FDA) has completed its initial review of POZEN's response to the June 8, 2006 Approvable Letter for Trexima™ and has determined the response is not yet complete. The FDA has requested additional analyses and supporting information relating to the data submitted in the November response.

Provision of the additional information will allow the FDA to determine the comparability of the new data submitted in November to that contained within the original Trexima NDA and to more fully assess the relative safety profile of Trexima. POZEN expects to prepare and submit the revised response before year end.

Dr. Marshall Reese, executive vice president, product development of POZEN stated, “We appreciate this additional guidance from the FDA with respect to the information to be included in our complete response. Although there is no certainty that these revisions, coupled with the original data, will lead to the approval of the Trexima NDA, we continue to believe that the data for Trexima demonstrate superior efficacy and a safety profile comparable to sumatriptan.”

Webcast

POZEN will hold a webcast to provide an overview on the Trexima full response clarification on Wednesday, December 13, 2006 at 8:30 a.m. Eastern Time. The call-in number for the webcast is 877-385-2370 (domestic) and 706-679-0866 (international). The access code is 4434183. A replay will be available beginning at 1:30 p.m. on Wednesday, December 13, 2006, and may be accessed by dialing 800-642-1687 (domestic) or 706-645-9291 (international) and entering the conference call code 4434183. The webcast can be accessed live and will be available for replay at www.pozen.com.

About POZEN

POZEN is a pharmaceutical company committed to developing therapeutic advancements for diseases with unmet medical needs where it can improve efficacy, safety, and/or patient convenience. POZEN’s efforts are focused primarily on the development of pharmaceutical products for the treatment of acute and chronic pain and other pain-related conditions. POZEN has development and commercialization alliances with GlaxoSmithKline for the proposed product candidate Trexima™ combining sumatriptan, formulated with RT Technology™, and naproxen sodium in a single tablet which is currently under review by the United States Food and Drug Administration for the acute treatment of migraine, and with AstraZeneca for proprietary fixed dose combinations of the proton pump inhibitor esomeprazole magnesium with naproxen in a single tablet for conditions such as osteoarthritis and rheumatoid arthritis in patients who are at risk for developing NSAID-associated gastric ulcers. The company’s common stock is traded on The Nasdaq Stock Market under the symbol “POZN”. For detailed company information, including copies of this and other press releases, see POZEN’s website: www.pozen.com.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended September 30, 2006. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

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